Exhibit 99.1

May 25, 2017

Corium Prices Follow-On Offering of Common Stock

MENLO PARK, Calif., May 25, 2017 (GLOBE NEWSWIRE) -- Corium International, Inc. (Nasdaq:CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced the pricing of its underwritten public offering of 5,600,000 shares of common stock at a public offering price of $6.25 per share, with expected gross proceeds to Corium of $35 million. In addition, Corium has granted the underwriters a 30-day option to purchase up to an additional 840,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares will be offered and sold by Corium. The offering is expected to close on May 31, 2017, subject to customary closing conditions.

Jefferies LLC is acting as the sole book-running manager for the offering. Guggenheim Securities, LLC is acting as lead manager. Needham & Company, LLC, FBR Capital Markets & Co., H.C. Wainwright & Co., LLC and WBB Securities, LLC are acting as co-managers.

Corium intends to use the net proceeds from this offering for product development and general corporate purposes, which may include funding research and development, increasing its working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to its own and capital expenditures.

The public offering is being made pursuant to the shelf registration statement on Form S-3 that was filed by Corium with the Securities and Exchange Commission ("SEC") on December 30, 2015 and declared effective by the SEC on January 20, 2016. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying base prospectus, and when available, the final prospectus supplement and the accompanying base prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at prospectus_department@jefferies.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Corium's common stock, nor shall there be any sale of Corium's common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related prospectus supplement.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems. Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer's disease. Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma and Procter & Gamble. The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins. In addition to its proprietary Alzheimer’s program, the company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics and additional transdermal products that are being developed with other partners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected gross proceeds of the offering, the anticipated use of proceeds of the offering and the timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Corium's filings with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 12, 2017, the prospectus supplement related to the public offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Corium's results of operations, which would, in turn, have a significant and adverse impact on Corium's stock price. Corium cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Investor and Media Contact:

SMP Communications

Susan M. Pietropaolo

susan@smpcommunications.com

(201) 923-2049